Exhibit 99.1
                                 NEWS RELEASE

                             FOR IMMEDIATE RELEASE

           Interface Systems Announces Sale of Distribution Business


         ANN ARBOR, Mich., May 19 /PRNewswire/ -- Interface Systems, Inc. (Nasdaq: INTF) today announced the sale of the distribution business of its U.K. subsidiary, Interface Systems International Ltd. (ISIL) to Fayrewood plc, a U.K. company quoted on the Alternative Investment Market of the London Stock Exchange.

         The consideration of $3.6 million is approximately equal to 83% of the net assets sold and is subject to audit. The net assets sold, estimated at $4.3 million, consist of accounts receivable, inventory and fixed assets, net of accounts payable. The consideration is payable in cash with an initial payment of $2.9 million and the balance of the consideration due in approximately 60 days upon completion of an audit of the net assets sold. Interface expects to record a charge of approximately $1.8 million in the quarter ended March 31, 1998 for the loss on sale and related expenses.

         Interface President and CEO, Robert A. Nero, said, "The divestiture of the distribution business is a major step in our corporate restructuring. It will allow us to accelerate the development and expansion of our core software business, and it reinforces our intent to dramatically narrow our focus, while improving our profitability. With the sale, we gain considerably more flexibility to pursue strategic software and services initiatives designed to add value and build revenue more rapidly."

         Interface Systems expects to report on its results for the quarter ended March 31, 1998, incorporating the results of the sale, no later than May 20, 1998.

         Interface provides software-based tools and solutions for mainframe document distribution and host connectivity. With more than 30 years of experience, Interface works closely with companies to help them extend the life, the reach, and the value delivery of their legacy applications. Interface Systems is headquartered in Ann Arbor, Michigan, and markets its products worldwide.

         Interface Systems was advised by Barons Financial Services Limited in Geneva, Switzerland and London, U.K.

         Uncertainties Relating to Forward-Looking Statements

         This press release contains "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, based on current management expectations. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties, including, but not limited to: the results of the audit of the net assets of ISIL sold, general economic conditions particularly related to demand for the Company's products and services, changes in Company strategy, product life cycles, competitive factors (including the introduction or enhancement of competitive products), pricing pressures, component price increases, delays in introduction of planned hardware and software products, software defects and latent technological deficiencies in new products, changes in operating expenses, inability to attract or retain sales and/or engineering talent, changes in customer requirements and evolving industry standards.

         All Company, brand and product names are or may be trademarks of their respective holders.

         Contact:  Bob Nero of Interface, 734-769-5900, ext. 1740